Exhibit 1.1

SENESTECH, INC.

FIRST AMENDMENT TO UNDERWRITING AGREEMENT

November 20, 2017

Roth Capital Partners, LLC

Craig-Hallum Capital Group LLC

c/o Roth Capital Partners, LLC,

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

Ladies and Gentlemen:

This letter serves as an amendment (the “First Amendment”) to the Underwriting Agreement (the “Underwriting Agreement”), dated November 17, 2017, SenesTech, Inc., a Delaware corporation (the “Company”) and the underwriters named in Schedule I hereto (the “Underwriters,” or each, an “Underwriter”).

The terms of our agreement, as set forth in the Underwriting Agreement, are hereby modified and amended as follows:

1.	The second paragraph of the Underwriting Agreement is deleted and replaced in its entirety with the following:

The Company also confirms its agreement that, in partial consideration for the Representatives’ services hereunder, the Company will cause a warrant (the “Underwriter’s Warrant”) to be issued to Roth Capital Partners, LLC for the purchase of a combination consisting of 540,000 shares of the Company’s Common Stock and investor warrants in the form attached thereto to purchase 405,000 shares of Common Stock, with such additional terms and provisions as may be set forth in the form of warrant agreement attached hereto as Exhibit A.

2.	Section 4(e) of the Underwriting Agreement is deleted and replaced in its entirety with the following:

Underwriter’s Warrant. On the Closing Date, the Company shall execute and deliver to Roth Capital Partners, LLC the Underwriter’s Warrant in the form attached hereto as Exhibit A evidencing the right to purchase a combination consisting of 540,000 shares of the Company’s Common Stock (an amount equal to 10% of the Firm Shares issued in the offering) and investor warrants in the form attached thereto to purchase 405,000 shares of Common Stock (an amount equal to 10% of the Firm Warrants issued in the offering). The Underwriter’s Warrant will have an exercise price equal to $1.50 per combination of shares and warrants, 150% of the offering price per share of the combination of Firm Shares and Firm Warrants sold in the offering. The Underwriter’s Warrant and any shares of Common Stock or investor warrants acquired upon exercise of the Underwriter’s Warrant shall be subject to lock-up pursuant to FINRA Rule 5110(g) for a period of 180 days immediately following the date of this Agreement.

3.	Section 6(j) of the Underwriting Agreement is deleted and replaced in its entirety with the following:

On the Closing Date of the sale of the Firm Shares and Firm Warrants, the Underwriter’s Warrant shall have been issued to Roth Capital Partners, LLC.

4.	The original Exhibit A attached to the Underwriting Agreement is hereby updated and replaced in its entirety by Exhibit A attached hereto.

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Except as specifically set forth herein, all other terms of the Underwriting Agreement shall remain in full force and effect without modification.

If you are in agreement with the terms of this First Amendment to the Underwriting Agreement, please date and sign in the space provided below and return a signed copy to my attention.

[Signature Page Follows]

Very truly yours,

SENESTECH, INC.

By:	/s/ Thomas C. Chesterman
Name:	Thomas C. Chesterman
Title:	Chief Financial Officer

Confirmed as of the date first above-mentioned by the Underwriters.

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name:	Aaron M. Gurewitz
Title:	Head of Equity Capital Markets

Exhibit A

Form of Underwriter’s Warrant To Purchase Common Stock and Investor Warrants